Exhibit 15.0


June 14, 2002


Board of Directors
Sharper Image Corporation
San Francisco, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sharper Image Corporation for the three-month periods ended April 30, 2002 and 2001, as indicated in our report dated May 15, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2002 is incorporated by reference in Registration Statement No. 33-16059, No. 33-12755, No. 33-55614, No. 33-80504, No. 333-00327 and No. 333-44180 on Forms S-8 of
Sharper Image Corporation.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Yours truly,


/s/ Deloitte & Touche LLP
-------------------------
San Francisco, CA